Exhibit 10.12
EMPLOYMENT AGREEMENT
          This Agreement is made as of this 30th day of May, 2001, by and between FIRST SOLAR, LLC, a Delaware limited liability company having its principal office at 6720 North Scottsdale Road, Suite 355, Scottsdale, Arizona 85253 (hereinafter, together with its successors, “Employer”) and George A. (“Chip”) Hambro (hereinafter “Employee”).
WITNESSETH:
          WHEREAS, Employer and Employee wish to enter into an agreement relating to the employment of Employee by Employer.
          NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, it is hereby agreed between Employer and Employee as follows:
ARTICLE I. Employment
1.1      At-Will Nature of Employment. Employer hereby employs Employee as a full-time, at-will employee, and Employee hereby accepts employment with Employer as a full-time, at-will employee. Employer or Employee may terminate this Agreement at any time. Articles III, IV, V, VI and VII of this Agreement shall survive any termination of this Agreement.
1.2      Position and Duties of Employee. Employer hereby employs Employee in the capacity of Vice President — Engineering of Employer, and Employee hereby accepts such position, and agrees to diligently and faithfully perform in connection with such position such duties assigned to Employee by the Chief Operating Officer of Employer. Employee shall perform his duties hereunder in conformity with the directions of the Chief Operating Officer.
1.3      No Salary or Benefits Continuation Beyond Termination. Except as may be required by law or as otherwise specified in this Agreement, Employer shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee’s cessation of employment with Employer.
1.4      Termination of Employment. Employee’s employment shall terminate upon (i) Employee’s death; or (ii) unless waived by Employer, Employee’s disability, either physical or mental (as determined by a physician chosen by Employer) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee’s employment with Employer; or (iii) the termination of Employee’s employment by Employer for cause (as hereinafter defined); or (iv) Employee’s voluntary quit; or (v) the termination of Employee’s employment by Employer without cause. As used herein, “cause” shall mean (a) dishonest, fraudulent or illegal conduct of Employee relating to the business of Employer or Employee’s performance of his employment with Employer; (b) misappropriation of Employer funds; (c) conviction of a felony whether or not relating to the business of Employer or Employee’s employment with Employer; (d) excessive use of alcohol, (e) use of controlled substances or other addictive behavior; (f) unethical business conduct; (g) willful breach of any statutory or common law duty of loyalty to Employer; or (h) willful action by Employee which is prejudicial or injurious to the business or goodwill of Employer or a material breach of this Agreement.
1.5      Severance Payments in the Case of a Termination Without Cause or for Disability.
          (a) Termination Pursuant to Clause 1.4(v) Without Post-Employment Non-Competition Period. Except as provided in Section 1.5(b), if Employee’s employment is terminated by Employer pursuant to clause (ii) or clause (v) of Section 1.4 (termination without cause), then, in any such case:
(i)	Employee shall be entitled to severance pay for a period of twelve (12) months following the termination of his employment, the payments of such severance pay to be made in equal monthly installments, such monthly installments (A) to be in an amount equal to the monthly Base Salary (as hereinafter defined) payment in effect on the date of cessation of Employee’s employment and (B) to be made on the dates that the monthly Base Salary payments would have been due had Employee’s employment with Employer not been terminated; provided, however, that such monthly severance payments shall be reduced by any amounts that Employee earns in any capacity during such twelve (12) month period; and
(ii)	Employer shall pay Employee the sum of $90,000 to defray the cost of relocating Employee and his family from Toledo to a different place of residence. Such amount shall be payable in full immediately upon Employee’s commencement of relocation, regardless of any expenses actually incurred by Employee for relocation or the timing thereof.
          (b) Termination Pursuant to Clause 1.4(v) With Post-Employment Non-Competition Period. If Employee’s employment is terminated by Employer pursuant to clause (ii) or clause (v) of Section 1.4 (termination without cause), Employer shall have the option, at its discretion, to enforce the covenant not to compete as set forth in Section 5.2 (a) during the Post-Employment Non-Competition Period (as defined in Section 5.2 (a)) for a period of up to three (3) years. In the event Employer exercises its option to enforce the covenant not to compete, Employee shall be entitled to severance pay for a period of twenty-four months following termination, the payments of such severance pay to be made in equal monthly installments, such monthly installments (i) to be in an amount equal to the monthly Base Salary payment in effect on the date of cessation of Employee’s employment, and (ii) to be made on the dates that the monthly Base Salary payments would have been due had Employee’s employment with Employer not been terminated. Payment under this Section 1.5 (b) is in lieu of the payments provided for under Section 1.5 (a).
          (c) Vacation Pay and “Comp Time” in the Event of a Termination Pursuant to Clause 1.4(ii) or 1.4(v). If Employee’s employment is terminated by Employer pursuant to clause (ii) or clause (v) of Section 1.4, Employee shall be entitled to receive, in addition to the severance payments described in Sections 1.5(a) and 1.5(b) above, the dollar value of any earned but unused (and unforfeited) (x) vacation time and (y) other “comp” time due to Employee on the date of termination. The payment with respect to such earned but unused (and unforfeited) vacation and “comp” time shall be made to Employee within thirty (30) days following the date of the termination of Employee’s employment.
ARTICLE II. Compensation
2.1      Base Salary. Employee shall be compensated at an annual base salary of One Hundred Seventy Five Thousand Dollars ($175,000.00) for each year Employee is employed by Employer, subject to such annual increases that Employer may in its sole discretion determine appropriate. Such Base Salary shall be paid in accordance with Employer’s standard policies and shall be subject to such withholdings as are required by law.
2.2      Bonuses. Employee shall be eligible to receive an annual bonus equal to 20%-40% of Employee’s Base Salary based upon individual and company performance. The specific bonus eligibility and the standards for earning bonus will be developed by Employer and communicated to Employee as soon as practicable after the beginning of each year.
2.3      Benefits. Employee also shall be eligible to receive all benefits as are available to employees of Employer generally, and any other benefits which Employer may elect to grant to Employee. In addition, Employee shall be entitled to four weeks paid vacation and reimbursement of his COBRA payments during the initial; 30 days of employment.
2.4      Reimbursement of Business Expenses. Employee may incur reasonable expenses in the course of employment hereunder for which he shall be eligible for reimbursement or advances in accordance with Employer’s standard policy therefor.
2.5      Grant of Stock Option. Pursuant to a separate agreement of even date herewith between Employer and Employee (the “Restricted Unit Agreement”), Employer is granting to Employee, certain stock options in accordance with the terms and conditions of the Restricted Unit Agreement.
2.6      Relocation Payments. Employee’s position shall be based in Toledo, Ohio. In order to defray the cost of Employee’s move to Ohio, Employer shall make the following payments to Employee:
          (a) Closing Costs in Ohio. Employer shall reimburse Employee for customary closing costs incurred by Employee in purchasing a house in Ohio.
          (b) Relocation Costs. Employer shall pay or reimburse Employee for (i) Employee’s commuting costs between California and Toledo (or alternatively, commuting costs for Employee’s spouse) until Employee’s house in California is sold, (ii) commissions and miscellaneous transaction costs related to the sale of Employee’s house in California, (iii) the cost of moving to Toledo, including the cost of transporting vehicles, (iv) fitting and fixtures allowance of $20,000, (v) the cost of renting a residence in Toledo until Employee is able to sell his house in California and purchase a house in Toledo, and (vi) the amount necessary to “gross up” the forgoing payments for federal and state income tax purposes. The gross up shall be calculated by dividing total reimbursable expenses by the percentage obtained by subtracting from 100% the combined effective federal and state income tax rate of Employee for the tax year in question.

2.7      One Time Payment. Company shall pay Employee $25,000 upon commencement of employment in consideration for Employee forgoing certain other benefits to which he may have been entitled from his former Employer.
ARTICLE III. Invention, Disclosure, Patent Assignment and Copyright
3.1      Disclosure of Inventions. Employee shall promptly disclose in writing to Employer complete and accurate information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, software or computer program, method or product, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the term of Employee’s employment (an “Invention”).
3.2      Employer Inventions. Any and all Inventions relating to the actual or contemplated business, technologies or products of Employer are and shall be the exclusive property of Employer (collectively, the “Employer Inventions”). Employee hereby assigns to Employer any and all of Employee’s right, title and interest in and to any and all of the Employer Inventions, without further payment or other form of consideration. Employee agrees to execute such additional applications, assignments and other documents, and to perform such other actions, as Employer may in the future reasonably request in order to confirm in Employer the rights granted pursuant to this Section 3.2.
3.3      Inventions Which Are Not Employer Inventions. If Employee develops an Invention which Employee believes is not an Employer Invention, Employee shall disclose in writing to Employer all information reasonably requested by Employer from time to time concerning such Invention for the purpose of permitting Employer to confirm, determine and/or verify that the Invention is not an Employer Invention. If Employer determines that such Invention is an Employer Invention, Employee shall not disclose, assign, license, use, sell or in any other manner exploit such Invention until the question of whether it is an Employer Invention has been finally resolved, either by agreement between Employer and Employee or by final, non-appealable order entered by a court of competent jurisdiction.
3.4      Assignments; Execution of Documents by Employee. Upon the request of Employer, whether during the term of Employee’s employment or thereafter, Employee shall perform all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of Employer, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patents, including, but not limited to, design patents, on any and all Employer Inventions, and for perfecting, affirming and recording Employer’s complete ownership of and title thereto. Such acts shall be performed by Employee during the term of Employee’s employment without the payment of additional compensation by Employer. Provided, however, that if Employee is asked to undertake or perform any such acts after the termination of Employee’s employment with Employer, Employee shall be entitled to reasonable compensation for the performance of such acts.
3.5      Employee’s Records. Employee shall keep complete, accurate and authentic accounts, notes, data and records of all of the Inventions in the manner and form requested by Employer. Such accounts, notes, data and records relating to Employer Inventions shall be the exclusive property of Employer, and, upon its request, Employee shall promptly surrender the same to Employer or, if not previously surrendered upon Employer’s request or otherwise, Employee shall surrender the same, and all copies thereof, to Employer upon the conclusion of his or her employment.
3.6      United States Government Contracts. Employee understands that Employer may enter into agreements or arrangements with agencies of the United States Government, and that Employer may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any said invention conceived or developed by him during the term of his employment and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.
ARTICLE IV. Ventures.
4.1      If, during the term of his employment, Employee is engaged in or associated with the research, investigation, planning or implementation of any project, program or venture on behalf of or involving Employer, all rights in the project, program or venture shall belong exclusively to Employer and shall constitute an opportunity belonging exclusively to Employer. Except as approved in advance and in writing by Employer, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith.
ARTICLE V. Non-Competition & Non-Solicitation
5.1      Definition of “Employer”. For purposes of this Article V, the term “Employer” includes Employer, its subsidiaries and affiliates, and any other business enterprises through which Employer conducts business from time to time, whether alone or with others.
5.2      Covenant Not To Compete. Employee agrees that during his employment with Employer and for the Post-Employment Non-Competition Period (as defined below in this Section 5.2), Employee shall not become employed by, become a director, officer, shareholder, partner, manager or member of, or consultant to, or otherwise enter into, conduct, or advise or assist any business, other than that of Employer (or any successor to the operations of Employer) that engages in the manufacture of photovoltaic products anywhere in the world. Ownership of not more than five percent (5%) of the issued and outstanding shares of a class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market shall not cause Employee to be in violation of this provision. As used in this Agreement, the term “Post-Employment Non-Competition Period” means a period of three (3) years following the date of termination of Employee’s employment. [Notwithstanding anything to the contrary, the Post-Employment Non-Competition Period will only apply if Employee voluntarily terminates his employment with Employer or Employee is terminated by Employer for cause]
5.3      No Solicitation. During the term of this Agreement and during the Post-Employment Non-Competition Period, if any, Employee shall not (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts of Employer serviced by Employee during any part of the term of Employee’s employment with

Employer, or any of the prospective clients, customers or accounts of Employer which were contacted, solicited or served by Employee during any part of the time Employee was employed by Employer, or (b) directly or indirectly recruit, solicit or hire any employee of Employer, or induce or attempt to induce any employee of Employer to discontinue his or her employment relationship with Employer.
5.4      Severability. Employee acknowledges and agrees that the foregoing agreements are a material inducement to Employer in employing Employee, and that Employee has had a full and fair opportunity to consider the advisability of entering into such agreements and to seek legal advice in connection with such consideration. If, despite the mutual intentions of Employer and Employee, any provision of this Article V is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, the offending provision shall not affect the enforceability of the remaining provisions of this Agreement, and Employee and Employer shall promptly and in good faith negotiate a replacement provision that is fully enforceable and gives maximum effect to the intentions of Employee and Employer in entering into an employment relationship.
ARTICLE VI. Confidentiality
          During the course of employment pursuant to this Agreement, Employee will be privy to information belonging to or received in confidence by Employer or its subsidiaries or affiliates which information is valuable to Employer and which information Employer believes to be novel and which it holds in confidence for itself or third parties. Except as permitted or directed by Employer, Employee shall not during the term of his employment or at any time thereafter, divulge, furnish, disclose, make accessible or use any Confidential Information (as defined below). “Confidential Information” includes, without limitation, confidential designs, processes or formulae; confidential software or computer programs; the identities of Employer’s customers and suppliers and the terms under which Employer deals with them; confidential marketing, sales, product development, financing or engineering plans; confidential strategic or other business plans; confidential development or research work of Employer; and any other confidential aspects of the business of Employer. For purposes of this Agreement, a matter is “confidential” if Employer identifies it as confidential, either before or after disclosure to Employee, or if Employee should reasonably know that Employer regards it as confidential based on the facts and circumstances available to Employee. At the expiration or termination of this Agreement or termination of employment hereunder, Employee will, at Employer’s request, return to Employer all written confidential information received from Employer and destroy any transcriptions or copies Employee may have of such information (including information stored in computer form), unless an alternative method of disposition is approved by Employer in writing. This section shall survive the termination of this Agreement.
          Notwithstanding the foregoing, Confidential Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Employee, (b) was available to Employee on a nonconfidential basis prior to its disclosure by the Employer to Employee, or (c) became available to Employee on a nonconfidential basis from a person who is not bound by a confidentiality agreement with the Employer, or is not otherwise prohibited from transmitting the information to Employee.

ARTICLE VII. Injunctive Relief
          Because the services to be performed by Employee hereunder are of a special, unique, unusual, confidential, extraordinary and intellectual character which character renders such services unique and because Employee will acquire by reason of his employment and association with Employer, an extensive knowledge of Employer’s trade secrets, customers, procedures, and other confidential information, the parties hereto recognize and acknowledge that, in the event of a breach or threat of breach by Employee of any of the terms and provisions contained in Article III, IV, V, or VI of this Agreement by Employee, Employer shall be entitled to an immediate injunction from any court of competent jurisdiction restraining Employee, as well as any third parties, including successor employers, whose joinder may be necessary to effect full and complete relief, from committing or continuing to commit a breach of such provisions without the showing or proving of actual damages. Any preliminary injunction or restraining order shall continue in full force and effect until any and all disputes between the parties to such injunction or order regarding this Agreement have been finally resolved.
ARTICLE VIII. Absence of Restrictions
          Employee hereby represents and warrants that he has full power, authority and legal right to enter into this Agreement and to carry out his obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which he may be bound or affected, including, but not limited to, any order, judgment or decree of any court or governmental agency.
ARTICLE IX. Miscellaneous
9.1      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
9.2      No Waiver. The failure of Employer or Employee to insist in any one or more instances upon performance of any of terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.
9.3      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

If to Employer:	First Solar, LLC
6720 North Scottsdale Road
Suite 355
Scottsdale, AZ 85253
Attention: Michael J. Ahearn
Telecopy: (480) 596-1938

If to Employee:	To Employee’s then current address on file with Employer
or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 9.3.
9.4      Assignability. This Agreement is for personal services and is therefore not assignable by the Employee. This Agreement is freely assignable by Employer.
9.5      Entire Agreement. This Agreement sets forth the entire agreement between Employer and Employee regarding the terms of Employee’s employment and supersedes all prior agreements between Employer and Employee covering the terms of Employee’s employment and may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.
          IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYER: FIRST SOLAR, LLC
By:	/s/ Michael J. Ahearn
Name Printed: Michael J. Ahearn
Title:	CEO

EMPLOYEE:
/s/ George A. (“Chip”) Hambro
George A. (“Chip”) Hambro

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
    THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into as of February 5, 2003, by and between First Solar, LLC, a Delaware limited liability company (the “Employer”) and George A. (“Chip”) Hambro, an individual resident of Ohio (“Employee”).
     WHEREAS, the Employer and Employee entered into an Employment Agreement dated as of May 30, 2001 (the “Original Agreement”); and
     WHEREAS, the Employer and Employee desire to amend certain of the terms of the Original Agreement as set forth in this First Amendment.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:
1.      Severance Payments. Section 1.5 of the Original Agreement will be deleted in its entirety and replaced with the following:
          1.5      Severance Payments.
     (a) Termination Pursuant to Clause 1.4(v) Without Cause. If Employee’s employment is terminated by Employer pursuant to clause (ii) or clause (v) of Section 1.4 (termination without cause), then, in such case:
     (i) the Employer shall pay Employee severance pay for a period of twenty-four (24) months following the termination of his employment, at the rate equal to Employee’s highest base salary rate received during his employment with the Employer and payable by the Employer in equal installments in accordance with its regular payroll practices; and
     (ii) the Employer shall pay Employee a lump sum payment of $300,000.
     (b) Reductions From Severance Payments. The Employer shall be entitled to deduct from any severance pay otherwise payable to Employee under Section 1.5(a)(i) any amount earned as income by Employee after his last day of employment with the Employer as a result of self-employment or employment with any other employer during the twenty-four (24) month period immediately following Employee’s last day of employment. For purposes of mitigation and reduction of the Employer’s financial obligations to Employee under this Section 1.5, Employee shall diligently seek replacement employment consistent with his skills and experience and shall promptly and fully disclose to the Employer in writing the nature and amount of any such earned income from self-employment or employment with any other employer. In addition, upon Employer’s request no more frequently than monthly, Employee shall provide a statement to the Employer describing in detail Employee’s efforts to obtain replacement employment and stating any and all gross income earned by Employee from employment or self-employment following the termination of his employment with the Employer, or, if no such income has been earned, a statement to that effect. Nothing in this paragraph shall be interpreted to require Employee to relocate his home residence in order to obtain replacement employment.
     (c) Conditions to Receipt of Severance Payments. Notwithstanding the foregoing provisions of this Section 1.5, the Employer shall not be obligated to make any payments to Employee under Section 1.5(a) hereof unless all applicable consideration periods and rescission periods provided by law shall have expired and Employee is not in material breach of any provisions of this Agreement.
     (d) Vacation Pay in the Event of a Termination Pursuant to Clause 1.4(ii) or 1.4(v). If Employee’s employment is terminated by the Employer pursuant to clause (ii) or clause (v) of Section 1.4, Employee shall be entitled to receive, in addition to any severance payments described above in this Section 1.5, the dollar value of any earned but unused (and unforfeited) vacation time. The payment with respect to such earned but unused (and unforfeited) vacation time shall be made to Employee within thirty (30) days following the date of the termination of Employee’s employment.
2.      Covenant Not To Compete. Section 5.2 of the Original Agreement will be amended by deleting the last sentence thereof.
3.      Miscellaneous. All capitalized terms not otherwise defined herein shall take the meanings ascribed to such terms in the Original Agreement. Other than as expressly amended in this First Amendment, the Original Agreement shall continue in full force and effect, as so amended by this First Amendment.
     IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this First Amendment on the date first above written.

FIRST SOLAR, INC		EMPLOYEE

By:	/s/ Michael J. Ahearn	/s/ George A. (“Chip”) Hambro
	Michael J. Ahearn	George A. (“Chip”) Hambro
Its Chief Executive Officer

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